EXHIBIT 10.2

PRE-CLOSING MEMORANDUM

     The undersigned, being the signatories to a Declaration of Restrictions and Covenants and to a Corn Storage and Delivery Agreement both of which are attached hereto and made a part hereof, do by their execution hereof supplement and/or modify the terms and conditions of the same as follows:

1.	The parties agree that their obligations under the attached Declaration of Restrictions and Covenants and attached Corn Storage and Delivery Agreement and documents, agreements and/or instruments referred to therein shall be subject to and conditioned upon final approval by the lendors of the respective parties; and final financial close of the public offering made in connection with the project represented thereby and as determined solely by the Board of Governors for the Granite Fall Community Ethanol Plant, LLC.

2.	In addition, the parties agree that upon lender approval and financial close, that they will also thereupon complete and append to the Declaration of Restrictions and Covenants a completed form of Exhibits A, B, C and D as referred to in said Declaration.

3.	In addition, by its execution hereof, Farmers Cooperative Elevator Company does agree that it shall execute a Subscription Agreement in connection with the above referenced public offering and that the minimum subscribed amount and contribution with respect to the project represented thereby shall be no less than $500,000.00.

4.	Any dispute arising hereform, shall be subject to dispute resolutions provided in Article 21 of the Declaration of Restrictions and Covenants.

     IN WITNESS WHEREOF, the parties have executed this Pre-Closing Memorandum to be effective on this 6th day of October, 2003.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

By:	/s/ Julie Oftedahl-Volstad

	Its:	Secretary/Treasurer

FARMERS COOPERATIVE ELEVATOR COMPANY

By:	/s/ James Hoepner

	Its:	President

CORN STORAGE AND DELIVERY AGREEMENT

     This Corn Storage and Delivery Agreement (“Agreement”) is made this 6th day of October, 2003 by and between Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company (“GFCEP”) and Farmers Cooperative Elevator Co., a Minnesota cooperative association (“FCE”) and is as follows:

RECITALS

     1. GFCEP has contemporaneously recorded a Declaration of Restrictions and Covenants as to property to be conveyed to FCE and upon which FCE will construct and operate grain storage and handling facilities to service GFCEP’s adjoining corn dry milling ethanol plant (“Mill”).

     2. In addition to the foregoing, the parties wish to enter into additional agreements necessary to further define FCE’s obligations with respect to grain storage and handling; and to make certain additional agreements with respect to purchase of corn required for Mill operations.

     3. The parties have reached agreement and wish to reduce the same to writing.

     NOW, THEREFORE, in consideration of the terms set forth herein, the parties agree:

     1. CONDITIONS.

a.	Conditions Precedent. Conditions precedent to GFCEP’s obligations hereunder shall be:

i.	Execution and recording of a Declaration of Restrictions and Covenants (“Declaration”) as to the property conveyed by GFCEP to FCE, of even date herewith, containing terms and conditions acceptable to GFCEP, and to which FCE consents.

ii.	Construction of the Improvements by FCE, as defined in the Declaration, in accordance with the specifications and timelines as set forth therein.

iii.	That FCE shall be a member in good standing of GFCEP. FCE shall perform all other obligations as set forth in any written agreements, existing now or in the future, between GFCEP and FCE, which agreements presently include this Corn Storage and Delivery Agreement, the Declaration, an Operating Agreement dated , and a Subscription Agreement dated 9-5-03.

b.	Conditions Subsequent. Conditions subsequent required of FCE, in addition to the other terms and conditions stated herein, shall be:

i.	That at all times, FCE shall be in material compliance with the Declaration as referred to above.

ii.	That at all times, FCE shall be in compliance with matters described at Section 1(a)(iii) above.

iii.	That at all times, FCE’s performance of this Agreement shall be consistent with the terms and conditions hereof and with the requirements of GFCEP’s with respect to its Mill.

     2. TERM.

a.	Initial Term. The initial term of this Agreement commences on , 2003 (the “Commencement Date”) and, unless sooner terminated by default, expires on (“Original Term”).

b.	Extension. Provided FCE is not in default at the expiration of the Original Term, or at the expiration of any extension, or except as otherwise expressly provided herein, this Agreement shall automatically extend for additional terms of five (5) years each unless and until the parties, by mutual agreement, terminate the Declaration referred to above, or mutually agree to separately terminate this Agreement.

c.	Effective Date. This Agreement shall become effective on the date determined by the GFCEP’s Board of Governors, by resolution, as the date on which the Mill begins operating and begins accepting corn for delivery (the “Effective Date”). Until the Effective Date is set by the GFCEP’s Board of Governors, in its sole discretion, the GFCEP has no obligation to accept corn from the FCE. GFCEP shall notify FCE in writing of the estimated Effective Date at least twelve (12) months in advance. GFCEP shall notify FCE of the Effective Date at least thirty (30) days in advance.

     3. STORAGE AND DELIVERY OBLIGATIONS. With respect to storage and delivery obligations:

a.	Storage Capacity. Upon the Effective Date, FCE shall at all times make available no less than 470,000 bushels of storage for corn to be stored on behalf of GFCEP and/or to be purchased by GFCEP for operation of its Mill. Any proposed increase in storage by FCE shall be subject to GFCEP’s advance written consent. Irrespective of the amount of storage owned by FCE pursuant to the Declaration, FCE shall at all times make available the amount of storage as provided above, and shall, at all times, maintain adequate facilities, either adjoining the Mill or elsewhere, to meet all corn purchase orders required by GFCEP (to include any increase necessitated by any expansion of the Mill).

b.	Delivery Estimates. GFCEP agrees to provide to FCE an estimate on or before the first day of each calendar quarter with respect to its required deliveries of corn for the following calendar quarter. The parties expressly understand that GFCEP’s notice shall be a good faith estimate and that the parties anticipate reasonable variations between delivery forecast and actual delivery requirements. To that end, GFCEP shall also report to FCE on or before the first business day of each month its estimated delivery requirement of corn for the following month.

c.	Delivery Systems. With respect to delivery of corn stored at FCE to the Mill, FCE shall at all times maintain all delivery systems necessary to deliver corn from FCE’s storage facilities to the Mill in good working and operating order and shall make all deliveries to the Mill at the time and in the amount as required by GFCEP.

d.	Security. Upon GFCEP’s request, FCE shall issue warehouse receipts for corn owned by GFCEP and stored with FCE. In addition, upon GFCEP’s request FCE shall obtain a warehouseman’s or other form of surety bond which shall fully insure GFCEP for the full value of all corn owned by GFCEP and stored with FCE. At all times, FCE shall have in effect insurance, in the amount of full insurance value, with respect to loss of Corn due to fire, storm or other peril for which GFCEP is unable to obtain insurance.

     4. CORN SPECIFICATIONS. All corn delivered by FCE to GFCEP hereunder shall:

a.	Corn. Be number 2 yellow corn;

b.	Grading. Be graded in accordance with state and federal laws and in accordance with any mutually agreed upon standards set by the parties; and the purchase price for corn shall be subject to discounts in purchase price as set forth on Exhibit A attached hereto and made a part hereof;

c.	Merchantable and Quality. Be merchantable and not adulterated;

d.	Title Upon Delivery to GFCEP. Be free and clear of all liens and encumbrances.

     5. ADMINISTRATION OF AGREEMENT. With respect to carrying out the terms and conditions hereof, the parties agree:

a.	Office Space. GFCEP shall make available to FCE reasonable office space in Mill offices such that FCE personnel may carry out their duties and obligations hereunder.

b.	Non-exclusive Storage. GFCEP acknowledges that the storage facilities owned by FCE may be used from time to time for storage of grain delivered to FCE and unrelated to operations of the Mill. GFCEP consents to such use provided, however, that the same in no way materially impairs the ability of FCE to store and/or deliver corn to the Mill in the amount required by GFCEP at any time.

c.	Purchases. The parties acknowledge and agree that GFCEP shall purchase all of its corn requirements from FCE and shall place all actual orders for purchase of corn to be delivered to the Mill with FCE. At all times, FCE, either through its own management or through lawful contracts entered into with third parties, shall maintain or cause to be maintained such licenses and/or authorities as may be required to lawfully engage in the purchase and sale of corn.

d.	Risk Management. Notwithstanding the foregoing, GFCEP acknowledges that it shall separately retain appropriate risk management services for evaluating corn pricing and purchases and/or for making trades for price protection and future delivery such as options, future contracts and the like.

e.	FCE Obligations. In consideration for the payment, as set forth at Section 6(a), FCE shall perform all work as required by GFCEP with respect to arranging for purchase, transportation, accepting delivery, drying or conditioning, security of, delivering to the Mill, and all other work necessary to cause corn purchased by GFCEP to be delivered to the Mill at the times and in the amounts required by GFCEP.

     6. PAYMENT. With respect to payment:

a.	Administrative Fee. GFCEP shall pay to FCE and FCE shall accept from GFCEP the sum of 5.3¢ per bushel for each bushel of corn purchased for use at the Mill and delivered through FCE.

b.	Excess Storage.

i.	In the event that GFCEP requires storage of corn at FCE, for which it has taken ownership and actual delivery, in an amount in excess of ten (10) days supply for the Mill (approximately 470,000 bushels) then GFCEP shall pay to FCE an additional 2¢ per bushel per month (or prorated portion thereof) for the use of such additional storage.

ii.	If such excess amount is stored for the benefit of GFCEP, but if GFCEP has not yet paid for such corn then GFCEP shall also pay to FCE a carrying cost for such excess in an amount equal to the amount of interest accrued by FCE (rounded up to the nearest half percentage point) and attributable to FCE’s loan obligations for such bushels of corn based upon FCE’s then existing operating loan for grain purchases.

c.	Corn Purchase Price. With respect to corn purchases, the price paid for all such purchases shall be as determined from time to time by FCE. GFCEP shall make all cash purchases of corn from FCE. The purchase price (subject to the discounts provided for herein) shall be comparable to that paid to other buyers of corn located within a 20 mile radius of Granite Falls, Minnesota on the day of purchase. Even though on any given day, the board price for corn at the FCE, Granite Falls location may not be the same as the average board price of other grain buyers nearby, it is the intent of the parties that over time the board price at the FCE, Granite Falls location will be equal to or slightly greater than the average board price for other licensed grain buyers of corn located within a 20 mile radius of Granite Falls, Minnesota for the same time period. FCE and GFCEP shall independently track the board price of other licensed corn buyers within a 20 mile radius of Granite Falls and shall, from time to time, compare the data to the board price for corn at the FCE, Granite Falls location to verify that its board price for corn is consistent with the intent of this Agreement. Additionally, FCE shall offer to sell to GFCEP forward purchases of corn as FCE’s corn position allows.

d.	Payment. All payments for purchase of corn together with the administrative fee associated with such purchase (and as set forth at Section 6(a) above) shall be made by GFCEP no later than Tuesday of the week following date of purchase. All other payments required hereunder shall be made on or before the first business day of the month following the month in which the obligations are incurred by GFCEP.

     7. FORCE MAJEURE. In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor or supplies, floods, action of the elements, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of a party and affecting the conduct of its business to the extent of preventing or unreasonably restricting the receiving, handling, production, marketing, or other operations, that party shall be excused from performance during the period that its business or operations are so affected. However, the party not subject to the force majeure event may, during such period, accept performance from the other party or a third party as it may reasonably determine under the circumstances.

     8. MODIFICATION. This Agreement may be amended on the written mutual consent of the parties. Except as so amended, this Agreement and the Declaration represent the entire agreement of the parties.

     9. BINDING EFFECT; ASSIGNMENT. This Agreement is binding upon and shall inure to the benefit of GFCEP and FCE and their respective representatives, successors and permitted assigns. Any transfer, assignment or delegation, in whole or in part, of this Agreement must be consistent with the terms and conditions of the Declaration of even date herewith and any provisions for Assignment as set forth therein.

     10. WAIVERS. No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

     11. NOTICES. Notices required by this Agreement shall be given in accordance with the notice requirements of the Declaration of even date herewith.

     12. CONSTRUCTION OF TERMS OF AGREEMENT. In the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

     13. DEFAULT. Default shall be a material breach of a term or condition of this Agreement and/or the Declaration of even date herewith. In the event the default is not cured to the satisfaction of the defaulting party within twenty (20) days notice (for non-payment of money) or within thirty (30) days notice (for all other defaults), then subject to Section 14 below, the non-defaulting party shall be entitled to any and all remedies that exist at law or in equity.

     14. CHOICE OF LAW/DISPUTE RESOLUTION. This Agreement shall be governed in all respects by the laws of the State of Minnesota. A default hereof shall entitle the non-defaulting party, in addition to the option of terminating this Agreement, to any and all remedies that may exist at law or in equity. Notwithstanding anything herein to the contrary, the Parties hereto agree to submit any controversy or claim regarding or relating to the interpretation, application, or any other dispute regarding this Agreement, including any claims for fraud in the inducement, to binding arbitration to be conducted in accordance with the National Grain and Feed Association Arbitration Rules, except that any such arbitration shall proceed with a panel of three arbitrators regardless of the amount in controversy. The arbitrators shall have jurisdiction to award damages, issue a declaratory judgment, and/or grant appropriate injunctive relief as the case may be.

     IN WITNESS WHEREOF, the parties have executed this Corn Storage and Delivery Agreement as of the date and year first above written.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

By:	/s/ Julie Oftedahl-Volstad

	Its:	Secretary/Treasurer

FARMERS COOPERATIVE ELEVATOR COMPANY

By:	/s/ James Hoepner

	Its:	President

EXHIBIT A

DISCOUNT SCHEDULE

Corn Discounts that will be charged to FCE from GFCEP:

Moisture

15.0% and under-no discount
15.1-15.5%-2 cents per bu.
15.6%-16.0%-4 cents per bu.
16.1%-16.5%-6 cents per bu.
16.6% to 17.0%-8 cents per bu.
Corn over 17.0% subject to rejection

Test Weight

54.0 lbs and over-no discount
53.0-53.9 lbs-2 cents per bu.
52.0-52.9 lbs-4 cents per bu.
Below 52.0 lbs.-additional 2 cents per lb. per bu.

Regular Damage

5.0% and under-no discount
5.1% and up-2 cents per bu. per each 1%
Over 10.0% subject to rejection

Heat Damage

.2% and under-no discount
..3% and up-1 cent per bu. per each .1%

Foreign Material

4.0% and under-no discount
4.1% and up-3 cents per bu. per each 1%

Musty/Sour-5 cents per bu.

This discount schedule is subject to change as market conditions dictate providing both FCE and GFCEP mutually agree to any change in writing.